2006-2007 Saskatchewan 3rd Quarter Financial Report

The Hon. Andrew Thomson Minister of Finance	General Revenue Fund Update

3rd Quarter Financial Report
Government of Saskatchewan
Department of Finance
February 26, 2007

3rd Quarter Financial Report
 General Revenue Fund Update

FINANCIAL OVERVIEW

At the third quarter of 2006-07, the General Revenue Fund (GRF) balance before inter-fund transfers is forecast to be down $11.3 million from the 2006-2007 Saskatchewan Mid-Year Report (Mid-Year). The Fiscal Stabilization Fund (FSF) transfer is forecast to be zero, unchanged from Mid-Year, and the Saskatchewan Infrastructure Fund (SIF) transfer is up $17.9 million from Mid-Year, yielding a GRF surplus forecast of $5.3 million.

Total revenue is forecast to be $8,324.5 million, an increase of $195.0 million from Mid-Year.

Operating expense is forecast to be $7,680.3 million, an increase of $206.3 million from Mid-Year.

Debt servicing costs are forecast to be $541.0 million, unchanged from Mid-Year.

2006-07 GRF Financial Outlook
	Budget	Mid-Year	3rd Quarter	Change from
	Estimate	Projection	Forecast	Budget	Mid-Year
	(millions of dollars)
Revenue	$7,727.2	$8,129.5	$8,324.5	$597.3	$195.0
Operating Expense	7,149.3	7,474.0	7,680.3	531.0	206.3

Operating Surplus	577.9	655.5	644.2	66.3	(11.3)
Debt Servicing	551.0	541.0	541.0	(10.0)	--

Pre-Transfer Balance	26.9	114.5	103.2	76.3	(11.3)
Transfer from (to) FSF	75.0	--	--	(75.0)	--
Transfer from (to) SIF	--	(80.0)	(97.9)	(97.9)	(17.9)

Surplus	$101.9	$34.5	$5.3	$(96.6)	$(29.2)

The FSF balance is forecast to be $887.5 million at the end of 2006-07, reflecting the $887.5 million FSF balance at the end of 2005-06 and no transfer in 2006-07.

The SIF balance is forecast to be $97.9 million at the end of 2006-07. This reflects a transfer of $100 million for the Building Communities program, offset by $16.6 million that will be spent in 2006-07, and a transfer of $14.5 million reflecting unexpended funding for federal-provincial municipal infrastructure programs.

Total debt is forecast to be $10.8 billion, an increase of $35.2 million from Mid-Year.

Government debt is forecast to be $7.3 billion, an increase of $30.8 million from Mid-Year.

Crown corporation debt is forecast to be $3.5 billion, an increase of $4.4 million from Mid-Year.

3rd Quarter Financial Report / GRF Update	1

REVENUE UPDATE

At the third quarter, provincial total revenue is forecast to be up $195.0 million from Mid-Year.

Revenue Reconciliation
(millions of dollars)

Mid-Year Projection	$8,129.5

Revenue Changes
Corporation Income Tax	+128.0
Individual Income Tax	+16.8
Oil	+19.3
Other Taxes	+18.9
Natural Gas	+7.3
Potash	-32.9
Other net changes	+37.6

Total Change	+195.0

3rd Quarter Forecast	$8,324.5

The revenue forecast increase is mainly due to higher taxation revenue from strong economic activity in 2005 and 2006.

•	Corporation Income Tax (CIT) and Personal Income Tax (PIT) are both forecast to increase since Mid-Year, mainly due to the receipt of prior-year adjustment payments to reconcile previous payments for the 2005 taxation year with actual tax assessments. CIT and PIT are forecast to increase by $128.0 million and $16.8 million, respectively.

•	Oil revenue is forecast to increase $19.3 million from Mid-Year, despite a lower WTI price forecast. The increase is due to a larger-than-anticipated share of total production paying higher royalty rates, a lower exchange rate forecast and a smaller light-heavy differential. The current WTI forecast is US$63.10 per barrel, down from US$65.29 at Mid-Year, and the current exchange rate forecast is US$0.8806.

•	Other tax revenue (including Sales Tax, Corporation Capital Tax, Fuel Tax and Tobacco Tax) is forecast to increase $18.9 million since Mid-Year, reflecting continued strength in the Saskatchewan economy.

•	Natural gas revenue is forecast to increase $7.3 million from Mid-Year due to an increase in the price forecast from $5.61 per GJ at Mid-Year to the current $5.97 per GJ assumption.

•	Potash revenue is forecast to decrease $32.9 million from Mid-Year due to lower potash prices, increased operating costs and the timing of profit tax payments for 2006 due to stalled contract negotiations with China. More than 25 per cent of the current forecast profit tax was paid by the industry in the first quarter of 2006, increasing 2005-06 revenue, but reducing what the industry will pay in the first three quarters of 2006-07.

•	Other net changes in the revenue forecast total $37.6 million and reflect higher transfers from Crown entities ($13.4 million), higher interest earnings ($12.0 million), higher federal transfers ($7.5 million) and other own-source revenue gains ($4.7 million).

2	3rd Quarter Financial Report / GRF Update

EXPENSE UPDATE

At the third quarter, provincial total expense is forecast to be up $206.3 million from Mid-Year.

Expense Reconciliation
(millions of dollars)

Mid-Year Projection	$8,015.0

Expense Changes
Community Resources	+60.7
Agriculture and Food	+37.4
Teachers’ Pensions and Benefits	+24.0
Corrections and Public Safety	+20.2
Advanced Education
and Employment	+17.0
Health	+17.0
Learning	+15.2
Other net changes	+14.8

Total Change	+206.3

3rd Quarter Forecast	$8,221.3

The expense forecast increase is primarily due to higher spending in priority areas.

•	Community Resources is forecast to be $60.7 million above Mid-Year, primarily due to additional funding for affordable housing initiatives through the Saskatchewan Housing Corporation and to provide a capital grant for an on-reserve First Nations group home.

•	Agriculture and Food is forecast to be $37.4 million above Mid-Year, primarily due to additional funding under the Agricultural Policy Framework agreement and funding the Saskatchewan Specified Risk Material Management program.

•	Teachers’ Pensions and Benefits is forecast to be $24.0 million above Mid-Year, mainly due to changes in projections for teacher retirements.

•	Corrections and Public Safety is forecast to be $20.2 million above Mid-Year, primarily due to the estimated cost of replacement services during the work stoppage in provincial correctional centres, partially offset by salary savings.

•	Advanced Education and Employment is forecast to be $17.0 million above Mid-Year, primarily due to redeveloping a portion of Mount Royal Collegiate into a post-secondary training facility in partnership with the Saskatchewan Institute of Applied Science and Technology, the Saskatchewan Indian Institute of Technologies, the Saskatoon Public School Division, and the Dumont Technical Institute.

•	Health is forecast to be $17.0 million above Mid-Year, primarily to provide funding for a community service centre in Saskatoon and for Regional Health Authority operating pressures.

•	Learning is forecast to be $15.2 million above Mid-Year, primarily related to grant funding provided for the development of a multi-service, neighbourhood-based community centre and a trades and skills training facility in North Central Regina.

3rd Quarter Financial Report / GRF Update	3

DEBT UPDATE

The GRF borrows for government and Crown corporations.

Public debt as reported in the Province’s financial statements is comprised of:

•	Gross Debt - the amount of money owed to lenders; less,

•	Sinking Funds – the amount of money which has been set aside for the repayment of debt.

Total debt, or public debt plus guaranteed debt, is used by most members of the financial community when analyzing creditworthiness.

•	Guaranteed Debt – the debt of Crown corporations and others that the Province has promised to repay if they are unable to do so.

Crown corporations are responsible for the principal and interest payments on their debt. Crown corporation debt is incurred in the normal course of business, primarily for investment in infrastructure and business development initiatives which provide revenue streams to service the debt.

2006-07 Debt Outlook
	Budget	Mid-Year	3rd Quarter	Change from
As at March 31	Estimate	Projection	Forecast	Budget	Mid-Year
	(millions of dollars)
Crown Corporation Debt	$3,762.9	$3,482.8	$3,487.2	$(275.7)	$4.4
Government Debt	7,198.0	7,323.6	7,354.4	156.4	30.8

Total Debt	$10,960.9	$10,806.4	$10,841.6	$(119.3)	$35.2

Total debt of the GRF at March 31, 2007 is currently forecast to be $10.8 billion. This is $35.2 million higher than the projection at Mid-Year and $119.3 million lower than the 2006-07 Budget estimate.

Government debt at March 31, 2007 is currently forecast to be $7.3 billion. This is $30.8 million higher than the Mid-Year projection and $156.4 million higher than the 2006-07 Budget estimate.

Government Debt Reconciliation
(millions of dollars)

Mid-Year Projection	$7,323.6

Debt Changes
Reduction in GRF surplus	+29.2
Other cash requirements	+1.6

Total Change	+30.8

3rd Quarter Forecast	$7,354.4

Crown corporation debt at March 31, 2007 is currently forecast to be $3.5 billion. This is $4.4 million higher than the Mid-Year projection and $275.7 million lower than the 2006-07 Budget estimate.

4	3rd Quarter Financial Report / GRF Update

2006-07 Third Quarter Financial Report
Province of Saskatchewan
General Revenue Fund
Statement of Revenue

	Budget	Mid-Year	3rd Quarter	Change from
	Estimate	Projection	Forecast	Budget	Mid-Year
	(thousands of dollars)
Corporation Capital	$427,100	$475,000	$480,000	$52,900	$5,000
Corporation Income	361,400	396,700	524,700	163,300	128,000
Fuel	371,300	371,300	376,600	5,300	5,300
Individual Income	1,494,000	1,638,700	1,655,500	161,500	16,800
Sales	1,097,000	1,021,100	1,028,000	(69,000)	6,900
Tobacco	165,400	185,300	187,000	21,600	1,700
Other	94,700	94,700	94,700	--	--

Taxes	$4,010,900	$4,182,800	$4,346,500	$335,600	$163,700

Natural Gas	$186,000	$172,300	$179,600	$(6,400)	$7,300
Oil	989,800	1,188,600	1,207,900	218,100	19,300
Potash	279,100	199,400	166,500	(112,600)	(32,900)
Other	56,900	52,500	51,500	(5,400)	(1,000)

Non-Renewable Resources	$1,511,800	$1,612,800	$1,605,500	$93,700	$(7,300)

Crown Investments Corporation of Saskatchewan	$160,000	$167,000	$167,000	$7,000	$--
Saskatchewan Liquor and Gaming Authority	334,100	346,500	353,200	19,100	6,700
Other Enterprises and Funds	42,500	43,000	49,700	7,200	6,700

Transfers from Crown Entities	$536,600	$556,500	$569,900	$33,300	$13,400

Fines, Forfeits and Penalties	$10,200	$10,200	$10,200	$--	$--
Interest, Premium, Discount and Exchange	53,400	77,400	89,400	36,000	12,000
Motor Vehicle Fees	128,700	130,000	132,700	4,000	2,700
Other Licences and Permits	35,600	33,500	34,100	(1,500)	600
Sales, Services and Service Fees	84,000	85,100	86,900	2,900	1,800
Transfers from Other Governments	16,400	17,300	17,300	900	--
Other	16,000	19,400	20,000	4,000	600

Other Revenue	$344,300	$372,900	$390,600	$46,300	$17,700

Own-Source Revenue	$6,403,600	$6,725,000	$6,912,500	$508,900	$187,500

Canada Health Transfer	$760,800	$745,300	$726,700	$(34,100)	$(18,600)
Canada Social Transfer	348,400	338,900	329,300	(19,100)	(9,600)
Equalization Payments	--	12,700	12,700	12,700	--
Other	214,400	307,600	343,300	128,900	35,700

Transfers from the Government of Canada	$1,323,600	$1,404,500	$1,412,000	$88,400	$7,500

Revenue	$7,727,200	$8,129,500	$8,324,500	$597,300	$195,000

3rd Quarter Financial Report / GRF Update	5

2006-07 Third Quarter Financial Report
Province of Saskatchewan
General Revenue Fund
Statement of Expense

	Budget	Mid-Year	3rd Quarter	Change from
	Estimate	Projection	Forecast	Budget	Mid-Year
	(thousands of dollars)
Executive Branch of Government
Advanced Education and Employment	$603,936	$675,406	$692,406	$88,470	$17,000
Agriculture and Food	264,936	331,566	369,000	104,064	37,434
Community Resources	602,415	651,361	712,080	109,665	60,719
Corrections and Public Safety	129,612	143,159	163,309	33,697	20,150
Culture, Youth and Recreation	50,340	72,450	72,450	22,110	--
Environment	179,739	194,855	193,539	13,800	(1,316)
Executive Council	8,909	8,909	9,314	405	405
Finance	40,759	40,759	40,759	--	--
- Public Service Pensions and Benefits	219,103	219,103	224,011	4,908	4,908
First Nations and Métis Relations	51,095	62,582	61,227	10,132	(1,355)
Government Relations	199,407	213,372	212,255	12,848	(1,117)
Health	3,178,583	3,208,983	3,225,983	47,400	17,000
Highways and Transportation	288,930	311,560	315,960	27,030	4,400
Industry and Resources	91,493	72,038	69,717	(21,776)	(2,321)
Information Technology Office	5,508	5,608	6,836	1,328	1,228
Justice	231,945	234,378	238,078	6,133	3,700
Labour	15,680	15,680	15,680	--	--
Learning	767,470	789,700	804,883	37,413	15,183
- Teachers’ Pensions and Benefits	138,749	135,866	159,866	21,117	24,000
Northern Affairs	5,716	5,716	5,716	--	--
Property Management	9,942	8,493	13,136	3,194	4,643
Public Service Commission	14,443	14,443	15,979	1,536	1,536
Regional Economic and Co-operative Development	11,151	11,151	11,453	302	302
Saskatchewan Research Council	8,446	8,446	8,446	--	--
SaskEnergy Incorporated	--	7,000	7,000	7,000	--

Legislative Branch of Government
Chief Electoral Officer	807	1,223	1,263	456	40
Children’s Advocate	1,295	1,295	1,295	--	--
Conflict of Interest Commissioner	138	138	138	--	--
Information and Privacy Commissioner	599	599	599	--	--
Legislative Assembly	20,267	20,267	20,070	(197)	(197)
Ombudsman	1,816	1,816	1,816	--	--
Provincial Auditor	6,063	6,063	6,063	--	--

Operating Expense	$7,149,292	$7,473,985	$7,680,327	$531,035	$206,342
Debt Servicing	551,000	541,000	541,000	(10,000)	--

Expense	$7,700,292	$8,014,985	$8,221,327	$521,035	$206,342

6	3rd Quarter Financial Report / GRF Update

2006-07 Third Quarter Financial Report
Province of Saskatchewan
General Revenue Fund
Statement of Debt
As at March 31, 2007

	Budget	Mid-Year	3rd Quarter	Change from
	Estimate	Projection	Forecast	Budget	Mid-Year
	(thousands of dollars)
Crown Corporation Debt
Information Services Corporation of Saskatchewan	$26,500	$26,000	$23,401	$(3,099)	$(2,599)
Investment Saskatchewan Inc.	11,156	10,919	10,919	(237)	--
Municipal Financing Corporation of Saskatchewan	12,527	21,028	21,027	8,500	(1)
Saskatchewan Crop Insurance Corporation	120,000	113,000	115,400	(4,600)	2,400
Saskatchewan Housing Corporation	38,865	36,943	36,724	(2,141)	(219)
Saskatchewan Opportunities Corporation	29,800	25,200	25,000	(4,800)	(200)
Saskatchewan Power Corporation	2,313,024	2,228,962	2,272,112	(40,912)	43,150
Saskatchewan Telecommunications Holding Corporation	474,227	349,068	311,131	(163,096)	(37,937)
Saskatchewan Water Corporation	36,961	36,961	36,997	36	36
SaskEnergy Incorporated	698,935	634,214	634,041	(64,894)	(173)

Crown Corporation Debt	$3,761,995	$3,482,295	$3,486,752	$(275,243)	$4,457
Government Debt	7,151,041	7,275,207	7,313,944	162,903	38,737

Public Debt	$10,913,036	$10,757,502	$10,800,696	$(112,340)	$43,194
Guaranteed Debt	47,941	48,966	40,972	(6,969)	(7,994)

Total Debt	$10,960,977	$10,806,468	$10,841,668	$(119,309)	$35,200

Crown Corporation Gross Debt	$4,109,569	$3,831,969	$3,838,070	$(271,499)	$6,101
Crown Corporation Sinking Funds	(347,574)	(349,674)	(351,318)	(3,744)	(1,644)

Crown Corporation Public Debt	$3,761,995	$3,482,295	$3,486,752	$(275,243)	$4,457
Crown Corporation Guaranteed Debt	921	520	520	(401)	--

Crown Corporation Total Debt	$3,762,916	$3,482,815	$3,487,272	$(275,644)	$4,457

Government Gross Debt	$8,033,434	$8,174,465	$8,215,706	$182,272	$41,241
Government Sinking Funds	(882,393)	(899,258)	(901,762)	(19,369)	(2,504)

Government Public Debt	$7,151,041	$7,275,207	$7,313,944	$162,903	$38,737
Government Guaranteed Debt	47,020	48,446	40,452	(6,568)	(7,994)

Government Total Debt	$7,198,061	$7,323,653	$7,354,396	$156,335	$30,743

Total Debt	$10,960,977	$10,806,468	$10,841,668	$(119,309)	$35,200

3rd Quarter Financial Report / GRF Update	7